Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

WHEREAS Cutter & Buck Inc. (“Cutter & Buck”) has determined that William B. Swint (“Swint”) shall be relieved of all his regular duties effective March 6, 2006, and that Cutter & Buck will no longer employ Swint as of March 31, 2006;

AND WHEREAS Cutter & Buck and Swint desire to settle and resolve all possible disputes between them arising out of Swint’s employment and his separation from employment, and to memorialize their agreement regarding certain post-termination obligations assumed by Swint.

THEREFORE, it is now agreed as follows:

1.                                      Confidentiality of Agreement; Representation Regarding Conduct; Agreement Not Admission. The parties agree to keep this Agreement confidential and not to disclose any information contained in this Agreement, including the existence or substance of the separation benefits provided to Swint, except to (i) Swint’s immediate family, personal attorney and tax or financial advisor, (ii) within Cutter & Buck’s management, (iii) as required by law, or (iv) as Cutter & Buck deems appropriate to comply with its obligations with federal or state securities laws, including, without limitation, any obligation to file this document with the Securities and Exchange Commission. The parties agree to inform each individual to whom disclosure is made under this paragraph of the confidentiality provisions of this Agreement. Swint represents that he has not knowingly participated in any wrongdoing, misrepresentation, or breach of any duty to Cutter & Buck or to any shareholder, investor, customer, vendor, employee or governmental regulator. This Agreement is not an admission by either party to this Agreement that he or it (or any of its employees or agents) has violated any law or failed to fulfill any duty to the other party.

2.                                      Resignation of Position; Termination of Employment. Swint hereby acknowledges that he ceased to be the Vice President, Chief Operations Officer on March 6, 2006, and that he has executed the form of resignation as Vice President, Chief Operations Officer attached hereto as Exhibit A. Swint acknowledges that upon receipt of his regular salary and benefits through March 31, 2006, and any accrued and unused vacation pay through March 31, 2006, he will have received all wages, bonuses, incentives, benefits or other compensation due to him from Cutter & Buck, and that the Separation Benefits set forth below are in excess of anything owed to him by Cutter & Buck. Swint further specifically acknowledges that Cutter & Buck has granted to him all leave rights to which he believes himself entitled and that his leave rights under the Family and Medical Leave Act and other applicable laws and Cutter & Buck’s policies have been fully respected and honored by Cutter & Buck.

3.                                      Status of COBRA Rights and Options. Except as set forth in Paragraph 4(e) below with respect to COBRA, Swint’s rights under COBRA, Cutter & Buck’s Stock Option Plans, and the Employee Stock Purchase Program shall be the same as any other terminating employee. Accordingly, assuming Swint remains employed through March 31, 2006, that shall be the date for determining COBRA eligibility and for considering the degree to which Swint’s options have vested, as shown on Exhibit B attached to this Agreement. Swint hereby acknowledges that:  (i) he has no other options or rights to purchase or acquire shares of Cutter & Buck stock except as set forth in Exhibit B; and (ii) that said rights to purchase must be exercised in accordance with the applicable plans and will expire ninety (90) days after his termination date of March 31, 2006.

4.                                      Separation Benefits to Swint. In consideration of Swint’s release set forth below, and conditioned on his continuing compliance with the noncompetition and nonsolicitation obligations assumed by him, as well as other performances by Swint as set forth in this Agreement, and conditioned on Swint not revoking his ADEA release, Cutter & Buck also agrees to provide Swint with the following separation benefits, which Swint acknowledges are in excess of any wages, benefits or other compensation due to him from Cutter & Buck as follows:

(a)                                  For the six (6) month period from April 1, 2006 through September 30, 2006, Cutter & Buck shall pay Swint severance payments in an amount equal to his monthly base salary as was in effect on March 31, 2006, less all lawful deductions. These payments shall be subject to Swint’s compliance with this Agreement and shall be made in accordance with Cutter & Buck’s established payroll practices.

(b)                                 Notwithstanding the termination of Swint’s employment as of March 31, 2006, Cutter & Buck will reimburse Swint for his COBRA premium payments incurred through September 30, 2006, which are anticipated to be approximately $753.69 per month. Cutter & Buck will provide Swint with reimbursement pursuant to this paragraph within five (5) business days of Swint submitting documentation of such payments to Cutter & Buck.

(c)                                  Within five (5) business days of the effective date of this Agreement, Cutter & Buck will pay Swint the sum of $5,000 for his use in obtaining outplacement and career counseling services.

Cutter & Buck further agrees not to oppose Swint’s application for unemployment insurance benefits.

5.                                      Releases.

(a)                                  Swint’s Release. In exchange for the separation benefits provided for herein, and except for the obligations assumed by Cutter & Buck herein, Swint individually and on behalf of any marital community, releases and forever discharges Cutter & Buck, its successors and assigns, along with all of its directors, trustees, officers, shareholders, employees, corporate affiliates, attorneys or agents from any and all claims, demands or causes of action of any nature whatsoever, whether known or unknown, arising from or in any way connected with Swint’s status as an employee, officer or other relationship with Cutter & Buck, whether based in tort, contract, or any federal, state or local law, statute or regulation. Swint specifically releases any and all rights he might have or assert to a claim for any bonus or payment under any incentive compensation plan previously adopted by Cutter & Buck or otherwise and specifically releases any and all rights he might have or assert under that certain change in control agreement dated on or about May 14, 2003 (attached hereto as Exhibit C), which agreement is hereby terminated by agreement of the parties. The parties represent and warrant that no promise or inducement has been offered except as set forth in this agreement; that this agreement is executed without reliance upon any statement or representation by either party to the other regarding the nature and extent of any liability of one to the other. Except as expressly set forth herein, Swint specifically understands that by executing this agreement, he is giving up any and all rights and claims he may have against Cutter & Buck with respect to events occurring on or before the execution of this agreement, including unknown claims. Swint specifically understands that he is not entitled to any other compensation, benefit or payment from Cutter & Buck other than that expressly set forth in this agreement. Swint acknowledges that he has had an opportunity to consult with counsel prior to signing this Agreement and that he signed this Agreement only after full reflection and analysis. Specifically included in this release, but not by way of limitation, is any claim for wrongful discharge, breach of contract, defamation, mental distress, or employment discrimination, including but not limited to claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family Medical Leave Act or the Washington Law Against Discrimination, based on age, gender, disability or any other protected category, as well as any claims under the Employee Retirement Income Security Act of 1974 (“ERISA”). Swint warrants and agrees that he has not and will not file any claim for damages, lawsuit or any other action against Cutter & Buck, its Board of Directors, or any Cutter & Buck officer or employee with respect to the foregoing, and that he has not assigned any such claim or cause of action to any other person.

Notwithstanding the foregoing, Swint reserves and retains any and all rights of indemnification with respect to his prior position as an officer or employee of Cutter & Buck, including any such right under Cutter & Buck’s Articles of Incorporation, Bylaws or any insurance policy with respect thereto.

(b)                                 Cutter & Buck’s Release. In exchange for Swint’s release and other performance obligations assumed herein, Cutter & Buck, including its successors and assigns, releases and forever discharges Swint from any and all claims, demands or causes of action of any nature whatsoever, whether known or unknown, arising from or in any way connected with Swint’s employment with Cutter & Buck, whether based in tort, contract, or any federal, state or local law, statute or regulation arising through the date of this Agreement. Notwithstanding the foregoing, Cutter & Buck’s release of claims shall not extend to the obligations assumed by Swint in this Agreement or any claim for damage arising from any falsity in Swint’s representation in Section 1 of this Agreement.

6.                                      ADEA Release. Swint acknowledges that he is knowingly and voluntarily waiving and releasing any rights that he may have under the Age Discrimination in Employment Act (“ADEA”). Swint also acknowledges that the consideration given for this Agreement is in addition to anything of value to which he was already entitled. Swint further acknowledges that he has been advised by this writing, as required by the ADEA, that (a) this Agreement does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Swint should consult with an attorney prior to executing this Agreement; (c) Swint has twenty-one (21) days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier and to waive such period of consideration); (d) Swint has seven (7) days following the execution of this Agreement to revoke the Agreement by written notice to Theresa Treat, Vice President and Manager of Human Resources; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by Swint (“Effective Date”). Nothing in this Agreement prevents or precludes Swint from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

7.                                      Return of Company Property. Swint represents that on or before March 31, 2006, he will have returned to Cutter & Buck all property and equipment furnished to or prepared by Swint or his subordinates in the course of or incident to his employment by Cutter & Buck, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents or materials, or copies thereof (including computer files), the master key, company credit card, computer equipment, agreements, and all other proprietary information belonging, or relating to the business of Cutter & Buck or any affiliate. Swint’s obligation under this Agreement precludes him from keeping any copies of Cutter & Buck’s property or documents without Cutter & Buck’s express written permission for each such item of which he wishes to retain a copy.

8.                                      Noncompetition/Nonsolicitation Obligations. Swint agrees that, commencing on April 1, 2006, and continuing through September 30, 2006, he will not in any capacity, directly or indirectly, engage in, assist others to engage in or own a material interest in any business or activity that is, or is preparing to be, in competition with Cutter & Buck with respect to any product or service sold or service provided by Cutter & Buck up to the time of Swint’s termination of employment with Cutter & Buck in any geographical area in which such product or service was sold or was actively engaged in on March 31, 2006, including, without limitation, any business or enterprise that designs, sources, produces, markets or distributes men’s or women’s sportswear which is sold through golf pro shops, resorts, corporate accounts, specialty retail stores, international distributors or licensees. Swint further agrees that, commencing on April 1, 2006, and continuing through September 30, 2006, he will not, directly or indirectly, for himself or any other person or entity:  (i) induce or attempt to induce any employee, consultant, independent sales representative or independent contractor of Cutter & Buck to leave the employ of or terminate his, her or its contract with Cutter & Buck; (ii) in any way interfere with the relationship between Cutter & Buck and any employee, consultant, independent sales representative or independent contractor of Cutter & Buck; (iii) reveal the name of (unless the name is already a matter of public record), call on or otherwise solicit, accept business or attempt to entice away from Cutter & Buck any actual or identified potential customer of Cutter & Buck, nor will he assist others in doing any prohibited act identified above.

9.                                      Other Performances Required of Swint. Swint warrants and represents that he has not previously and will not in the future disclose or use confidential information related to Cutter & Buck’s customers, personnel, designs, pricing, marketing plans, budgets, strategies, financial or other proprietary information that is not otherwise available to the general public, including but not limited to information covered under the Uniform Trade Secrets Act, RCW 19.108 et seq., and that he will at all times continue to keep all such information confidential. Without limiting the generality of the foregoing, Swint specifically reaffirms his obligations under Sections 2, 3 and 4 of that certain Confidentiality and Noncompetition Agreement executed by him on May 14, 2003 (the “Prior Noncompetition Agreement”), a copy of which is attached hereto as Exhibit D and which provisions under Sections 2, 3 and 4 are incorporated herein by this reference. Swint and Cutter & Buck further agree that they will not disparage each other and that Swint will not disparage Cutter & Buck’s officers, board members, directors, employees, customers or agents in any way now or in the future. In an effort to ensure a smooth and efficient transition of his duties, Swint agrees to make himself available on a reasonable basis to meet and confer with management of Cutter & Buck during the period from March 6, 2006 through March 31, 2006. Swint will cooperate with and make himself available to Cutter & Buck and its counsel, with regard to any dispute or litigation with any third party, provided that both parties understand and agree to provide Swint with flexibility as to scheduling, so as to protect against unreasonable interference with new employment possibilities and/or responsibilities. Subject to a requirement for Cutter & Buck’s prior authorization, Cutter & Buck shall reimburse Swint for expenses reasonably and actually incurred in connection with his cooperation under the preceding sentence.

10.                               Remedies. Swint acknowledges that the obligations of noncompetition, nonsolicitation, confidentiality, and nondisparagement are material parts of the consideration and inducement to Cutter & Buck to provide the Separation Benefits set forth herein. Further, the parties agree that the harm to Cutter & Buck from any breach of Swint’s obligations under this Agreement may be wholly or partially irreparable, and Swint agrees that such obligations may be enforced by injunctive relief and other appropriate remedies, as well as by damages. If any bond from Cutter & Buck is required in connection with such enforcement, the parties agree that a reasonable value of such bond shall be $5,000. Upon proof of a violation by Swint, any amounts received by Swint or by any other through Swint in breach of this Agreement shall be deemed by the court to be held in constructive trust for the benefit of Cutter & Buck. Swint understands and acknowledges that the provisions of Paragraphs 8 and 9 are necessary and reasonable to protect Cutter & Buck in the conduct of its business and that compliance with these paragraphs will not prevent him from pursuing his livelihood. However, should any court find that any provision of Paragraphs 8 or 9 is unreasonable, invalid or unenforceable, whether in period of time or otherwise, then in that event the parties hereby agree that Paragraphs 8 and 9 shall be interpreted and enforced to the maximum extent which the court deems reasonable.

11.                               Assignment. Each party warrants that he or it is the true party in interest and fully authorized to execute this Agreement. Swint’s rights and duties hereunder are personal to him and are not assignable to others, but Swint’s obligations hereunder will bind his heirs, successors, and assigns. Cutter & Buck may assign its rights under this Agreement, along with the assumption of its obligations hereunder, in connection with any merger or consolidation of the Company or any sale of all or any portion of the Company’s assets (including, without limitation, any division or product line).

12.                               General. This Agreement contains the entire understanding of the parties and constitutes the exclusive agreement with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties, except to the extent that Swint remains bound with respect to those paragraphs of the Prior Noncompetition Agreement specifically incorporated herein. No waiver of or forbearance to enforce any right or provision hereof shall be binding unless in writing and signed by the party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or to any other right or provision.

13.                               Jurisdiction. This Agreement will be governed by the local laws of the State of Washington without regard to its conflicts of laws rules to the contrary, except to the extent superseded by federal law, including the ERISA. The parties hereby consent to the exclusive jurisdiction and venue of the state and federal courts residing in King County, Washington for all matters and actions arising under this Agreement. The prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred in connection with such litigation. No term hereof shall be construed to limit or supersede any other right or remedy of the Company under applicable law with respect to the protection of trade secrets or otherwise. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby.

14.                               Knowing and Voluntary Waiver. Swint acknowledges that he has been advised to consult with an attorney, and has had the opportunity to do so, before signing this Agreement, which Swint has been given a reasonable period of time to consider.

PLEASE READ CAREFULLY. THIS IS A VOLUNTARY AGREEMENT THAT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

CUTTER & BUCK INC.

By:	/s/ William B. Swint	By:	/s/ John T. Wyatt
	William B. Swint, individually and on		John T. Wyatt
	behalf of any marital community		Title: Chief Executive Officer

Date: March 14, 2006		Date: March 6, 2006

EXHIBIT A

March 14, 2006

To:                              The Board of Directors of Cutter & Buck Inc.

The undersigned, Bill Swint, hereby resigns as Vice President, Chief Operations Officer effective immediately, and as an employee of Cutter & Buck effective March 31, 2006.

/s/ William B. Swint
William B. Swint

EXHIBIT B*

William B. Swint — Options Summary as of March 31, 2006

Grant Date	Number	Options Granted	Exercise Price	Amount Vested and Exercisable as of 3/31/06

10/28/2005**	00000867	33,393	$4.09	33,393

Total Amount Vested and Exercisable as of March 31, 2006:				33,393

*This Exhibit B fairly and accurately reflects the status of options to the best of the parties’ knowledge. The parties agree to conform this Exhibit B to correct any inaccuracies or scrivener’s errors.

**In connection with the special dividend adjustments, grant #0000867 dated 10/28/2005 was issued to replace grant 00000597 dated 06/16/03.

EXHIBIT C

CHANGE IN CONTROL AGREEMENT

FOR

William Swint

This Agreement is entered into this 14th day of May 2003 by and between Cutter & Buck Inc. (the “Company”) and William Swint (“Executive”). Executive is an at-will employee of the Company. The parties wish to provide Executive with severance benefits if Executive’s employment is terminated in connection with a change in control of the Company. The Company is willing to provide such benefits if Executive enters into the Company’s form of Confidentiality and Non-Competition Agreement for executive officers.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained herein, the parties hereby agree as follows:

1.                                       CHANGE IN CONTROL.

(a)                                  If, within the period commencing 90 days prior to the date of occurrence (the “Event Date”) of a Control Event and ending on the date eighteen (18) months after the Event Date (the “Window”), the Company terminates Executive’s employment (other than for Cause) or Executive resigns for Good Reason, the Company shall pay to Executive the Severance Payment in immediately available funds. If the termination occurs prior to the Control Event, the Severance Payment is due on the twentieth business day following the Event Date; if the termination occurs on or subsequent to the Event Date, the Severance Payment is due on the twentieth business day following the date of termination (the “Termination Date”).

(b)                                 The Severance Payment shall be equal to 150% of Executive’s annual base salary as of the Termination Date. If the Termination Date occurs during the Window but prior to the Control Event, the Severance Payment shall be reduced by the sum of any severance payments previously received by Executive from the Company (but not below zero).

(c)                                  Each of the following shall constitute a “Control Event”:

(1)                                  the acquisition of Common Stock of the Company (the “Common Stock”) by any “Person” (as such term is defined in the Rights Agreement dated as of November 20, 1998 between the Company and Mellon Investor Services LLC (the “Rights Plan”), together with all Affiliates and Associates (as such terms are defined in the Rights Plan) of such Person, such that such Person becomes, after the date of this Agreement, the Beneficial Owner (as defined in the Rights Plan) of twenty-five percent (25%) or more of the shares of Common Stock then outstanding, but shall not include any such acquisition by (i) the Company, (ii) any subsidiary of the Company, (iii) any employee or director of the Company as of the date hereof, or (iv) any employee benefit plan of the Company or of any subsidiary of the Company or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan; or

(2)                                  the consummation of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of twenty-five percent (25%) or more of the outstanding shares of Common Stock into securities of any Person, or cash, or property, or a combination of any of the foregoing; or

(3)                                  the consummation of any sale or other disposition of all or substantially all of the assets of the Company; or

(4)                                  individuals who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for the election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

(d)                                 Each of the following shall constitute “Good Reason”, provided that it occurs during the Window:

(1)                                  the material diminution of Executive’s position, duties, responsibilities or status with the Company or its successor, as compared with the position, duties, responsibilities or status of Executive with the Company immediately prior to the Event Date, except in connection with the termination of Executive for Cause;

(2)                                  the Company’s assignment of Executive on a substantially full-time basis to work at a location where the distance between the new location and Executive’s principal residence is at least 20 miles greater than the distance between the former location and such residence; provided, however, that this paragraph shall not apply to travel in the furtherance of the Company’s business to an extent substantially consistent with Executive’s business travel obligations as of the date hereof;

(3)                                  the Company’s failure to obtain an assumption of the obligations of the Company to perform this Agreement by any successor to the Company;

(4)                                  any reduction in Executive’s base salary, or a material reduction in benefits payable to Executive or failure of the Company to pay Executive any earned salary, bonus or benefits except with the prior written consent of Executive;

(5)                                  the exclusion or limitation of Executive from participating in some form of variable compensation plan which provides the Executive the opportunity to achieve a level of total compensation (base salary plus variable compensation) consistent with what the Executive had the opportunity to earn at the Event Date; or

(6)                                  any demand by any director or officer of the Company that Executive take any action or refrain from taking any action where such action or inaction, as the case may be, would violate any law, rule, regulation or other governmental pronouncement, court order, decree or judgment, or breach any agreement or fiduciary duty.

(e)                                  Each of the following shall constitute “Cause”:

(1)                                  any violation by Executive of any material obligation under this Agreement or the attached Confidentiality and Non-Disclosure Agreement;

(2)                                  conviction for commitment of a felony;

(3)                                  any violation of law which has a material adverse effect on the Company;

(4)                                  habitual abuse of alcohol or a controlled substance under circumstances that adversely affect the Executive’s performance of his or her duties in any way;

(5)                                  theft or embezzlement from the Company;

(6)                                  repeated unexcused absence from work;

(7)                                  Disability of Executive (as defined below); and

(8)                                  repeated failure or refusal by Executive to carry out the reasonable directives, orders or resolutions of the Company’s Board of Directors or any officer to whom he or she reports.

(f)                                    “Disability” shall mean any physical, mental or other health condition which renders the Executive unable to perform the essential functions of his or her position with or without reasonable accommodation. Any disagreement as to whether Executive is disabled shall be resolved by a physician selected by the Company after an examination of Executive. Executive hereby consents to such physical examination and to the examination of all medical records of Executive necessary, in the judgment of the examining physician, to make the determination of disability.

(g)                                 Notwithstanding any other provision of this Agreement to the contrary, in the event that any severance or other payment, benefit or right payable or accruing to Executive hereunder or under any of the Company’s benefit plans (the “Benefit Plans”) would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), then the total amount of severance and other payments or benefits payable to Executive hereunder and under the Benefit Plans which is deemed to constitute a “parachute payment” shall not exceed and shall, if necessary, be reduced to an amount (the “Revised Severance Payment”) equal to 2.99 times Executive’s “base amount” as defined in Code Section 280G(b)(3). In the event of a disagreement between the Company and Executive as to whether the provisions of Code Section 280G are applicable or the amount of the Revised Severance Payment, such determination shall be made by the Company’s independent public accountants or, if such firm is unable or unwilling to render such a determination, then by a law firm mutually acceptable to Executive and the Company. All costs relating to such determination shall be borne by the Company. The Company and the Executive shall cooperate in good faith to make the determination required by this Section 1(g) by mutual agreement not later than the later of:  (i) the fifth day preceding the date that the Severance Payment is or would be due or (ii) the earlier of (x) the tenth day following the expiration of any period of accelerated vesting of options to purchase the Company’s Common Stock provided by Section 5(n) of the Benefit Plan or (y) the tenth day following the date of exercise by Executive of his or her last remaining option which was exercisable solely due to the application of Section 5(n) of the Benefit Plan. Pending the final calculation of the Severance Payment or Revised Severance Payment, the Company shall pay the amounts described under subsection (b) above at the time and in the manner provided herein; provided that, pending such determination, such payments shall be reduced by such amounts as the Company estimates in good faith to be necessary to satisfy its tax (including excise tax) withholding obligations and effect the reduction in the amount of the Severance Payment, as contemplated by this subsection 1(g). The aggregate amount of any compensation actually paid or provided to Executive under the terms of this Agreement and in excess of the Revised Severance Payment shall be deemed, to the extent of such excess, a loan to Executive payable upon demand and bearing interest at the rate of 8% per annum.

2.                                       CONFIDENTIALLY AND NON-COMPETITION AGREEMENT. In consideration of the obligations undertaken by the Company pursuant to this Agreement, contemporaneously with the execution of this Agreement, Executive and the Company shall enter into the form of Confidentiality and Non-Competition Agreement attached hereto as EXHIBIT A and each agreement shall be effective only if both agreements have been executed.

3.                                       TERM OF AGREEMENT. The Company’s obligations under Section 1 of this Agreement shall expire with respect to Control Events occurring on or after the second anniversary of the date of this Agreement (“Initial Expiration Date”), provided however, that such obligations shall automatically extend for one (1) year on each anniversary of the Initial Expiration Date unless terminated by the Company effective as of the last day of the then current one (1) year extension by written notice to that effect delivered to the Executive not fewer than ninety (90) days prior to such anniversary of the Expiration Date.

4.                                       AT WILL EMPLOYMENT. Unless and to the extent otherwise agreed by the Company and Executive in a separate written employment agreement, Executive’s employment shall be “at will”, with either party permitted to terminate the employment at any time, with or without cause. No term of any employment agreement between the Company and Executive shall be construed to conflict with, lessen or expand the obligations of the parties under this Agreement.

5.                                       NOTICES. All notices and other communications called for or required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses stated below or to such other address as a party may subsequently specify by written notice and shall be deemed to have been received (i) upon delivery in person, (ii) five days after mailing it by U.S. certified or registered mail, return receipt requested and postage prepaid, or (iii) two days after depositing it with a commercial overnight carrier which provides written verification of delivery:

To the Company:	701 N. 34th Street, Suite 400
Seattle, Washington 98103
Attention: Chief Executive Officer

To Executive:	William Swint
Hotel Nettleton Apartments
1000 8th Avenue
Seattle, WA 98104-1201

6.                                       WITHHOLDING. Except as described in subsection 1(g) of this Agreement, all payments due to and all benefits to be provided to Executive hereunder shall be subject to reduction for any applicable withholding taxes, including excise taxes.

7.                                       ASSIGNMENT. Executive’s rights and duties hereunder are personal to Executive and are not assignable to others, but Executive’s obligations hereunder will bind his heirs, successors, and assigns. The Company may assign its rights under this Agreement in connection with any merger or consolidation of the Company or any sale of all or any portion of the Company’s assets (including, without limitation, any division or product line), provided that any such successor or assignee expressly assumes in writing the Company’s obligations hereunder.

8.                                       NO DUTY TO MITIGATE. Executive shall not be required to mitigate the amount of any payment made or benefit provided hereunder. The Company may offset any payment due hereunder by the amount of damages to the Company resulting from any breach of this Agreement by Executive.

9.                                       GENERAL. This Agreement constitutes the exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties. No waiver of or forbearance to enforce any right or provision hereof shall be binding unless in writing and signed by the party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or to any other right or provision. This Agreement will be governed by the local laws of the State of Washington without regard to its conflicts of laws rules to the contrary. The parties hereby consent to the exclusive jurisdiction and venue of the state and federal courts sitting in King County, Washington for all matters and actions arising under this Agreement. The prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred in connection with such litigation. No term hereof shall be construed to limit or supersede any other right or remedy of the Company under applicable law with respect to the protection of trade secrets or otherwise. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

CUTTER & BUCK INC.		EXECUTIVE:

By:	/s/ Frances M. Conley	Signature	/s/ William B. Swint
	Frances M. Conley	Printed Name:	William B. Swint
Its:	Chief Executive Officer

EXHIBIT D

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

FOR

William Swint

This Agreement is entered into this 14th day of May 2003 by and between Cutter & Buck Inc. (the “Company”) and William Swint (“Executive”). Executive is an at-will employee of the Company. In consideration of entering into an agreement to provide Executive with severance benefits if Executive’s employment is terminated in connection with a change in control in the Company, Executive promises, on the terms set forth herein, at all times to protect the Company’s proprietary information and to not compete with the Company following termination of Executive’s employment in connection with a change in control.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained herein, the parties hereby agree as follows:

1.                                       Non-competition and Non-solicitation.

(a)                                  Executive agrees that during the term of Executive’s employment with the Company and, subject to receipt of the Severance Payment (as defined below) by the Executive, until the first anniversary of the Termination Date (as defined below), Executive will not in any capacity directly or indirectly engage in, assist others to engage in or own a material interest in any business or activity that is, or is preparing to be, in competition with the Company with respect to any product or service sold or service provided by the Company up to the time of termination of employment in any geographical area in which at the time of termination of employment such product or service is sold or is actively engaged in. For the purposes of this Agreement, the terms “Severance Payment” and “Termination Date” shall have the meanings assigned to them in the Change in Control Agreement (as defined in Section 6 below).

(b)                                 Executive further agrees that during the period stated above, he/she will not directly or indirectly call on, reveal the name of, or otherwise solicit, accept business from or attempt to entice away from the Company any actual or identified potential customer of the Company, nor will he/she assist others in doing so. Executive further agrees that he/she will not, during the period stated above, encourage or solicit any other employee or consultant of the Company to leave such employment for any reason, nor will he/she assist others to do so.

(c)                                  Executive acknowledges that the covenants in this Section 1 are necessary and reasonable to protect the Company in the conduct of its business and that compliance with such covenants will not prevent him/her from pursuing his/her livelihood. However, should any court find that any provision of such covenants is unreasonable, invalid or unenforceable, whether in period of time, geographical area, or otherwise, then in that event the parties hereby agree that such covenants shall be interpreted and enforced to the maximum extent which the court deems reasonable.

2.                                       Trade Secrets and Confidential Information.

(a)                                  Executive acknowledges that the Company’s business and future success depend upon the preservation of the trade secrets and other confidential information of the Company and its suppliers and customers (the “Secrets”). The Secrets may include, without limitation, existing and to-be-developed or acquired product designs, new product plans or ideas, market surveys, the identities of past, present or potential customers, business and financial information, pricing methods or data, terms of contracts with present or past customers, proposals or bids, marketing plans, personnel information, procedural and technical manuals and practices, servicing routines, and parts and supplier lists proprietary to the Company or its customers or suppliers, and any other sorts of items or information of the Company or its customers or suppliers which are not generally known to the public at large. Executive agrees to protect and to preserve as confidential during and after the term of his employment all of the Secrets at any time known to Executive or in his/her possession or control (whether wholly or partially developed by Executive or provided to Executive, and whether embodied in a tangible medium or merely remembered).

(b)                                 Executive shall mark all items containing any of the Secrets with prominent confidentiality notices acceptable to the Company. Executive shall neither use nor allow any other person to use any of the Secrets in any way, except for the benefit of the Company and as directed by Executive’s supervisor. All material containing or disclosing any portion of the Secrets shall be and remain the property of the Company, shall not be removed from the Company’s premises without specific consent from an officer of the Company, and shall be returned to the Company upon the termination of Executive’s employment or the earlier request of Executive’s supervisor. At such time, Executive shall also assemble all materials in his possession or control which contain any of the Secrets, and promptly deliver such items to the Company.

3.                                       Intellectual Properties.

(a)                                  All ownership, copyright, patent, trade secrecy and other rights in all works, designs, inventions, ideas, manuals, improvements, discoveries, processes, customer lists or other properties (the “Intellectual Properties”) made or conceived by Executive during the term of his/her employment by the Company shall be the rights and property solely of the Company, whether developed independently by Executive or jointly with others, and whether or not developed or conceived during regular working hours or at the Company’s facilities, and whether or not the Company uses, registers, or markets the same.

(b)                                 In accordance with the Company’s policy and RCW 49.44.140 and RCW 49.44.150, this Agreement (other than Subsection 3(c)) does not apply to, and Executive has no obligation to assign to the Company, any invention for which no Company trade secrets and no equipment, supplies, services, or facilities of the Company were used and which was developed entirely on Executive’s own time, unless: (i) the invention relates directly to the business of the Company, (ii) the invention relates to actual or demonstrably anticipated research or development work of the Company, or (iii) the invention results from any work performed by Executive for the Company.

(c)                                  If and to the extent that Executive makes use, in the course of his employment, of any items or Intellectual Properties previously developed by Executive or developed by Executive outside of the scope of this Agreement, Executive hereby grants the Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license (with right to sublicense) to make, use, sell, copy, distribute, modify, and otherwise to practice and exploit any and all such items and Intellectual Properties.

(d)                                 Executive will assist the Company as reasonably requested during and after the term of his employment to further evidence and perfect, and to enforce, the Company’s rights in and ownership of the Intellectual Properties covered hereby, including without limitation, the execution of additional instruments of conveyance and assisting the Company with applications for patents or copyright or other registrations.

4.                                       Authority and Non-Infringement. Executive warrants that any and all items, technology, and Intellectual Properties of any nature developed or provided by Executive under this Agreement and in any way for or related to the Company will be original to Executive and will not, as provided to the Company or when used and exploited by the Company and its contractors and customers and its and their successors and assigns, infringe in any respect on the rights or property of Executive or any third party. Executive will not, without the prior written approval of the Company, use any equipment, supplies, facilities, or proprietary information of any other party. Executive warrants that Executive is fully authorized to enter into employment with the Company and to perform under this Agreement, without conflicting with any of Executive’s other commitments, agreements, understandings or duties, whether to prior employers or otherwise. Executive will indemnify the Company for all losses, claims, and expenses (including reasonable attorneys’ fees) arising from any breach of by him/her of this Agreement.

5.                                       Remedies. The harm to the Company from any breach of Executive’s obligations under this Agreement may be wholly or partially irreparable, and Executive agrees that such obligations may be enforced by injunctive relief and other appropriate remedies, as well as by damages. If any bond from the Company is required in connection with such enforcement, the parties agree that a reasonable value of such bond shall be $5,000. Any amounts received by Executive or by any other through Executive in breach of this Agreement shall be held in constructive trust for the benefit of the Company.

6.                                       Executive Agreement. In consideration of the obligations undertaken by Executive pursuant to this Agreement, contemporaneously with the execution of this Agreement, Executive and the Company are entering into a Change in Control Agreement (the “Change in Control Agreement”), and each agreement shall be effective only if both agreements have been executed.

7.                                       At Will Employment. Unless and to the extent otherwise agreed by the Company and Executive in a separate written employment agreement, Executive’s employment shall be “at will”, with either party permitted to terminate the employment at any time, with or without cause. No term of any employment agreement between the Company and Executive shall be construed to conflict with or lessen Executive’s obligations under this Agreement.

8.                                       Notices. All notices and other communications called for or required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses stated below or to such other address as a party may subsequently specify by written notice and shall be deemed to have been received (i) upon delivery in person, (ii) five days after mailing it by U.S. certified or registered mail, return receipt requested and postage prepaid, or (iii) two days after depositing it with a commercial overnight carrier which provides written verification of delivery:

To the Company:	701 N. 34th Street, Suite 400
Seattle, Washington 98103
Attention: Chief Executive Officer

To Executive:	William Swint
Hotel Nettleton Apartments
1000 8th Avenue
Seattle, WA 98104-1201

9.                                       Assignment. Executive’s rights and duties hereunder are personal to Executive and are not assignable to others, but Executive’s obligations hereunder will bind his/her heirs, successors, and assigns. The Company may assign its rights under this Agreement in connection with any merger or consolidation of the Company or any sale of all or any portion of the Company’s assets (including, without limitation, any division or product line), provided that any such successor or assignee expressly assumes in writing the Company’s obligations under the Executive Agreement.

10.                                 General. This Agreement constitutes the exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties. No waiver of or forbearance to enforce any right or provision hereof shall be binding unless in writing and signed by the party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or to any other right or provision. This Agreement will be governed by the local laws of the State of Washington without regard to its conflicts of laws rules to the contrary. The parties hereby consent to the exclusive jurisdiction and venue of the state and federal courts residing in King County, Washington for all matters and actions arising under this Agreement. The prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred in connection with such litigation. No term hereof shall be construed to limit or supersede any other right or remedy of the Company under applicable law with respect to the protection of trade secrets or otherwise. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

CUTTER & BUCK INC.		EXECUTIVE:

By:	/s/ Frances M. Conley	Signature	/s/ William B. Swint
	Frances M. Conley	Printed Name	William B. Swint
Its:	Chief Executive Officer